COLUMBIA LABORATORIES, INC.	354 Eisenhower Parkway Second Floor – Plaza I Livingston, NJ TEL: (973) 994-3999 FAX: (973) 994-3001

Exhibit 10.62

April 14, 2006

VIA FACSIMILE (919) 998-2090
PharmaBio Development Inc.
Attention: Ronald J. Wooten, President
4709 Creekstone Drive
Suite 200, Riverbirch Building
Durham, North Carolina 27703

Re: Letter Agreement Supplement to Striant® Investment and Royalty Agreement

Dear Ron:

We refer to the Investment and Royalty Agreement between Columbia Laboratories, Inc. (“Columbia”) and PharmaBio Development Inc. (“PharmaBio”), dated March 5, 2003 (the “Agreement”). The purpose of this letter agreement is to supplement the Agreement by setting forth the terms and conditions under which Columbia will pay certain royalties under Section 2.3 of the Agreement on a date earlier than otherwise required under such section. Capitalized terms that are not defined in this letter agreement have the same meaning as set forth in the Agreement.

Pursuant to Section 2.3 of the Agreement, if by the end of the third Annual Period (i.e. September 30, 2006), PharmaBio has not received at least $13 million in aggregate royalties under Section 2.3 (with respect to Net Sales for the first three Annual Periods), then Columbia is required to pay PharmaBio not later than 45 days following the end of the calendar quarter (i.e. November 14, 2006) the difference between the amount of royalties actually received and $13 million (the “True Up Payment”). Columbia now expects the amount of the True Up Payment to be approximately $12 million.

Columbia proposes to pay $12 million of the True Up Payment on an accelerated basis via wire transfer in immediately available funds to an account designated by PharmaBio. Specifically, Columbia agrees to pay PharmaBio on April 14, 2006, Eleven Million Five Hundred Eighty-Five Thousand Two Hundred Thirty-Five Dollars ($11,585,235) (the “Early Payment”), which is the present value of a $12 million True Up Payment using a six percent (6%) annual discount factor. In consideration of such payment, PharmaBio agrees that PharmaBio will be deemed, solely for purposes of the Agreement, to have received royalties by the end of the third Annual Period of $12 million plus royalties actually received by PharmaBio with respect to Net Sales through September 30, 2006, subject to the last sentence of the next paragraph.

Following the end of the third Annual Period, Columbia will determine the amount of the actual True Up Payment that is due and payable as required by Section 2.3. For clarity, the amount of the True Up Payment will equal the excess, if any, of $13 million over the sum of (i) the royalties actually received by PharmaBio (other than royalties deemed paid on account of the Early Payment) and (ii) $12 million (royalties deemed paid on account of the Early Payment) (the sum of (i) and (ii), the “Aggregate Royalties”). However, if the Aggregate Royalties exceed $13 million, then PharmaBio shall pay to Columbia the excess of the Aggregate Royalties over $13 million (such amount, the “Excess Royalties Amount”) within fifteen (15) days after PharmaBio receives Columbia’s written calculation of the Excess Royalties Amount, and, solely for purposes of the Agreement, the amount of royalties deemed received by PharmaBio through the end of the third Annual Period shall be $13 million.

For the avoidance of doubt, this letter agreement supplements and does not amend the Agreement, which remains in full force and effect. Without limiting the foregoing, Columbia’s payment of the Early Payment does not affect Columbia’s obligation to pay royalties with respect to Striant® Net Sales during the quarter ended June 30, 2006.

This letter agreement and any amendment hereto may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this letter agreement and any such amendment by either party will not become effective until counterparts hereof have been executed and delivered by both parties hereto. This letter agreement may be executed by either party by delivery of such party’s signature thereon by facsimile or by email transmission in portable digital format, or similar format.

This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware, without regard to conflicts of law rules.

Please acknowledge your agreement to the foregoing by countersigning this letter agreement on the following page.

Sincerely, COLUMBIA LABORATORIES, INC.

By: /s/ David L. Weinberg

Name: David L. Weinberg Title: Vice President, Finance, and Chief Financial Officer

PharmaBio Development Inc.
April 14, 2006

ACKNOWLEDGED AND ACCEPTED:

PHARMABIO DEVELOPMENT INC.

By: /s/ Ronald John Wooten

Name: Ronald John Wooten Title: President